Exhibit 99.1

RELEASE:	Immediate (July 27, 2006)

CONTACT:	Randall V. Becker, CFO & Treasurer
The Commerce Group, Inc.
(508) 949-4129

The Commerce Group, Inc.
Announces 2006 Second Quarter Results
and Comparison to 2005

WEBSTER, MA, July 27, 2006 -- The Commerce Group, Inc. (NYSE:CGI) today reported 2006 second quarter results. Net earnings were $58.6 million, or $0.86 per diluted share, compared to net earnings of $62.6 million or $0.92 per diluted share for 2005.

Included in the 2006 second quarter results are net realized investment losses of $6.5 million or $0.06 per diluted share, compared to gains of $12.3 million or $0.12 per diluted share in the second quarter of 2005. A complete breakdown of this information is included in the attached tables.

Per share data for 2006 and 2005 reflect the impact of the June 9, 2006 two-for-one split of our common stock.

Earned premiums were $414.5 million for the second quarter of 2006, compared to $427.8 million for the second quarter of 2005. A schedule of direct written premiums to earned premiums is included in the attached tables.

The second quarter GAAP consolidated combined ratio was 87.6%, compared to 89.6% for 2005. The decrease in the combined ratio was the result of a decrease in the loss ratio partially offset by an increase in the underwriting ratio. The Company’s GAAP consolidated loss ratio for the second quarter of 2006 decreased to 57.4% from 63.3% during the same period last year. The improvement was the result of: (1) decreases in the current year personal automobile bodily injury and physical damage claim frequencies compared to the same period last year; and, (2) continued improvement in the results from Commonwealth Automobile Reinsurers (C.A.R.) due to fewer industry-wide cessions to C.A.R. coupled with lower loss ratios on that business. The Company’s GAAP consolidated underwriting ratio increased to 30.2%, as compared to 26.3% for last year’s second quarter, primarily as a result of higher accrued agents’ profit sharing and higher 2006 policy year mandated Massachusetts personal automobile commissions. The increased accrued agents’ profit sharing is a result of the lower loss ratio for the second quarter of 2006 versus last year’s second quarter. A mandated rate decrease for 2006 Massachusetts personal automobile policies enhanced the impact of the higher personal automobile commissions. The decrease in Massachusetts written premium per automobile amounted to approximately 5.8% in the second quarter compared to last year.

In the second quarter, net investment income increased 15.6% over the same period last year to $36.1 million resulting from an increase in both invested assets and investment yields.

MORE

CGI 2Q’06 Earnings Release (page 2 of 7)

Cumulative June 30, 2006 Results

Net earnings for the first six months of 2006 were $125.6 million, or $1.85 per diluted share, compared to net earnings of $120.6 million or $1.78 per diluted share for 2005.

During the first six months of 2006, the Company had net realized investment losses of $0.2 million, with no reportable impact on diluted EPS, compared to net realized investment gains of $20.6 million, or $0.20 per diluted share in the same period of 2005. A complete breakdown of this information is included in the attached tables.

Earned premiums were $842.9 million for the six months of 2006, compared to $851.0 million for 2005. A schedule of direct written premiums to earned premiums is included in the attached tables.

The 2006 six-month GAAP consolidated combined ratio was 87.1%, compared to 89.3% for 2005. The decrease in the combined ratio was the result of a decrease in the loss ratio, partially offset by an increase in the underwriting ratio. The Company’s GAAP consolidated loss ratio for the first six months of 2006 decreased to 60.1% from 64.6% during the same period last year. The improvement was the result of the same factors which impacted the second quarter. The Company’s GAAP consolidated underwriting ratio increased to 27.0% for the first six months of 2006, compared to 24.7% for the same period of 2005. The increase was the result of the same factors that impacted the second quarter.

A complete presentation of June 30, 2006 and 2005 financial statement information is included in the financial statements attached to this press release.

Additional supplemental financial information will be available on Friday morning on the Company’s website at www.commerceinsurance.com, at the “About Us” tab under the “Financial Reports” link of the “News and Investors” section.

At June 30, 2006, the Company had authority to purchase 1,716,600 shares of common stock under the current Board of Directors’ stock re-purchase authorization.

All quarterly figures are unaudited and all results are reported in accordance with accounting principles generally accepted in the United States of America (GAAP).

About The Commerce Group, Inc.
The Commerce Group, Inc. is headquartered in Webster, Massachusetts. Property and casualty insurance subsidiaries include The Commerce Insurance Company and Citation Insurance Company in Massachusetts, Commerce West Insurance Company in California, and American Commerce Insurance Company in Ohio. Through its subsidiaries’ combined insurance activities, the Company is ranked as the 19th largest personal automobile insurance group in the country by A.M. Best Company, based on 2005 direct written premium information. The Company and its insurance subsidiaries’ A.M. Best ratings of A+ (Superior) were affirmed during the second quarter.

MORE

CGI 2Q’06 Earnings Release (page 3 of 7)

Forward Looking Statements
This press release may contain statements that are not historical fact and constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.

Statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “may,” “will,” “could,” “likely,” “should,” “management believes,” “we believe,” “we intend,” and similar words or phrases.

These statements may address, among other things, our strategy for growth, business development, regulatory approvals, market position, expenditures, financial results and reserves. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. All forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this press release and in our Forms 10-K and 10-Q, and other documents filed with the SEC. Among the key factors that could cause actual results to differ materially from forward-looking statements:

•	the possibility of severe weather, terrorism and other adverse catastrophic experiences;
•	adverse trends in claim severity or frequency and the uncertainties in estimating property and casualty losses;
•	adverse state and federal regulations and legislation;
•	adverse judicial decisions;
•	adverse changes to the laws, regulations and rules governing the residual market system in Massachusetts;
•	fluctuations in interest rates and the performance of the financial markets in relation to the composition of our investment portfolio;
•	premium rate making decisions for private passenger automobile policies in Massachusetts;
•	potential rate filings;
•	heightened competition;
•	our concentration of business within Massachusetts and within the personal automobile line of business;
•	market disruption in Massachusetts, if competitors exited the market or become insolvent;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	the effectiveness of our reinsurance strategies;
•	telecommunication and information systems problems, including failures to implement information technology projects timely and within budget;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;

MORE

CGI 2Q’06 Earnings Release (page 4 of 7)

•	our ability to attract and retain independent agents;
•	our ability to retain our affinity relationships with AAA clubs, especially in Massachusetts;
•	our dependence on a key third party service vendor for our automobile business in Massachusetts;
•	our dependence on our executive officers; and,
•	the economic, market or regulatory conditions and risks associated with entry into new markets and diversification.

You should not place undue reliance on any forward-looking statement. The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by us or on our behalf. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

(Tables Follow)

CGI 2Q '06 Earnings Release (page 5 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED BALANCE SHEET
June 30, 2006 and 2005
(Thousands of Dollars, Except Per Share Data)
Unaudited
	June 30,	June 30,
	2006	2005
Assets:
Investments and cash:
Fixed maturities, at market	$2,012,988	$1,820,794
Preferred stocks, at market	391,821	516,673
Common stocks, at market	106,483	76,278
Preferred stock mutual funds, at equity	123,807	72,115
Mortgage loans and collateral notes receivable	17,986	16,607
Cash and cash equivalents	96,350	69,100
Short-term investments	-	10,092
Other investments	33,596	34,837
Total investments and cash	2,783,031	2,616,496

Accrued investment income	21,891	20,221
Premiums receivable	492,242	498,615
Deferred policy acquisition costs	181,720	184,979
Property and equipment, net	66,034	56,174
Residual market receivable	175,944	220,576
Due from reinsurers	137,615	138,398
Deferred income taxes	76,043	46,212
Current income taxes	1,335	1,841
Other assets	40,078	23,504
Total assets	$3,975,933	$3,807,016
Liabilities:
Unpaid losses and LAE	$954,241	$1,016,042
Unearned premiums	970,319	1,002,638
Bonds payable	298,487	298,286
Deferred income	10,339	10,969
Accrued agents' profit sharing	157,505	102,666
Payable for securities purchased	38,499	24
Outstanding checks payable	40,261	43,515
Advance premiums and commissions payable	34,439	33,943
Other liabilities	79,252	68,808
Total liabilities	2,583,342	2,576,891

Minority interest	6,335	5,555

Stockholders' equity:
Preferred stock	-	-
Common stock	40,919	20,433
Paid-in capital	132,360	145,460
Net accumulated other comprehensive (loss) income	(29,541)	13,125
Retained earnings	1,456,927	1,265,768
Stockholders' equity before treasury stock	1,600,665	1,444,786
Treasury stock	(214,409)	(220,216)
Total stockholders' equity	1,386,256	1,224,570
Total liabilities, minority interest and stockholders' equity	$3,975,933	$3,807,016
Common shares outstanding	67,695,890	67,205,410
Stockholders' equity per share	$20.48	$18.22

CGI 2Q '06 Earnings Release (page 6 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED STATEMENT OF EARNINGS
Three and Six Months Ended June 30, 2006 and 2005
(Thousands of Dollars, Except Per Share Data)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Earned premiums	$414,483	$427,792	$842,941	$850,994
Net investment income	36,119	31,233	69,648	60,320
Premium finance and service fees	6,921	7,053	14,071	14,260
Net realized investment (losses) gains	(6,537)	12,291	(165)	20,604

TOTAL REVENUES	450,986	478,369	926,495	946,178

Expenses:
Losses and LAE	238,087	270,737	506,366	549,895
Policy acquisition costs	123,862	111,679	229,658	212,051
Interest expense & amortization of bond fees	4,581	4,608	9,162	9,127

TOTAL EXPENSES	366,530	387,024	745,186	771,073

Earnings before income taxes and minority interest	84,456	91,345	181,309	175,105

Income taxes	25,607	28,574	55,269	54,062

Earnings before minority interest	58,849	62,771	126,040	121,043

Minority interest in net earnings of subsidiary	(230)	(209)	(466)	(443)

NET EARNINGS	$58,619	$62,562	$125,574	$120,600

COMPREHENSIVE INCOME	$43,151	$84,352	$102,843	$117,322

EARNINGS PER COMMON SHARE:
BASIC	$0.87	$0.93	$1.86	$1.80
DILUTED	$0.86	$0.92	$1.85	$1.78

Cash dividends paid per common share	$0.25	$0.19	$0.475	$0.355

Weighted average shares outstanding:
BASIC	67,691,467	67,187,630	67,635,422	67,057,274
DILUTED	68,106,026	67,790,332	68,012,556	67,714,538

CGI 2Q '06 Earnings Release (page 7 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
ADDITIONAL EARNINGS INFORMATION
Three and Six Months June 30, 2006 and 2005
(Thousands of Dollars, Except Per Share Data)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
ADDITIONAL EARNINGS INFORMATION:

Direct written premiums to earned premiums reconciliation:
Direct written premiums	$476,635	$482,347	$965,800	$991,012
Assumed premiums	8,391	51,226	45,732	89,244
Ceded premiums	(76,710)	(70,344)	(132,492)	(135,263)

Net written premiums	408,316	463,229	879,040	944,993
Decrease (increase) in unearned premiums	6,167	(35,437)	(36,099)	(93,999)

Earned premiums	$414,483	$427,792	$842,941	$850,994

GAAP consolidated operating ratios: (1)
Loss ratio	57.4%	63.3%	60.1%	64.6%
Underwriting ratio	30.2%	26.3%	27.0%	24.7%
Combined ratio	87.6%	89.6%	87.1%	89.3%

GAAP operating ratios for combined insurance subsidiaries only: (2)
Loss ratio	56.0%	62.3%	59.2%	63.9%
Underwriting ratio	28.9%	25.5%	26.2%	24.1%
Combined ratio	84.9%	87.8%	85.4%	88.0%

Breakdown of net realized investment (losses) gains:
Fixed maturities	$(3,957)	$7,648	$1,116	$18,016
Preferred stocks	(3,194)	190	(1,382)	1,007
Common stocks	721	548	721	964
Preferred stock mutual funds:
Due to increase (decrease) in Net Asset Value	(1,567)	3,276	(964)	2,641
Venture capital funds	1,447	2,560	1,431	1,609
Other	13	8	16	330
Other than temporary impairment writedowns	-	(1,939)	(1,103)	(3,963)

Net realized investment (losses) gains before tax	$(6,537)	$12,291	$(165)	$20,604
Income tax (benefit) expense at 35%	(2,288)	4,302	(58)	7,211

Net realized investment (losses) gains after tax	$(4,249)	$7,989	$(107)	$13,393

Per diluted share net realized (losses) gains after tax	$(0.06)	$0.12	$(0.00)	$0.20

(1)	GAAP consolidated operating ratios are calculated as in (2) below using the combined insurance subsidiaries' loss and underwriting results, adding to them the expenses of the holding companies (corporate expenses) in order to equal the loss and underwriting expense amounts on the income statement. For purposes of the U/W ratio, underwriting expenses are grossed-up for the increase (decrease) in deferred acquisition costs of $(687)
and $10,332 for the three months ended and $7,305 and $21,334 for the six months ended
June 30, 2006 and 2005, respectively.

(2)	GAAP operating ratios for combined insurance subsidiaries are calculated as follows:
(a) The loss ratio represents losses and LAE divided by earned premiums; and,
(b) The underwriting ratio represents underwriting expenses (excluding changes in deferred acquisition costs), divided by net premiums written. No corporate expenses are included in the calculations.